Exhibit 5.1

LATHAM & WATKINS LLP

505 Montgomery St., Suite 1900

San Francisco, California 94111

October 12, 2004

The Cooper Companies, Inc.

6140 Stoneridge Mall Road, Suite 590

Pleasanton, California 94588

Re:	Registration Statement No. 333-118422 Common Stock, par value $0.10 per share

Ladies and Gentlemen:

In connection with the registration by The Cooper Companies, Inc., a Delaware corporation (the “Company”), of shares of common stock, par value $0.10 per share (the “Shares”), under the Securities Act of 1933, as amended (the “Act”) on Form S-4 filed with the Securities and Exchange Commission (the “SEC”) on August 20, 2004, as amended by Amendment No. 1 filed with the SEC on October 12, 2004 (together, the “Registration Statement”), in connection with the offering of the Shares by the Company pursuant to that certain Agreement and Plan of Merger dated as of July 28, 2004 (the “Merger Agreement”) by and among the Company, TCC Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Company, and Ocular Sciences, Inc., a Delaware corporation (“Ocular”), you have requested our opinion set forth below.

In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Shares, and for the purposes of this opinion, have assumed such proceedings will be timely completed in the manner presently proposed. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

We are opining herein as to the effect on the subject transaction only of the General Corporation Law of the State of Delaware and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

In rendering this opinion, we have assumed with your consent that prior to the issuance of any of the Shares, (i) the Registration Statement will have become effective under the Act, (ii) the stockholders of the Company will have approved the issuance of the Shares to the stockholders of Ocular, (iii) the stockholders of Ocular will have adopted and approved the Merger Agreement and approved the merger contemplated by the Merger Agreement and (iv) the transactions contemplated by the Merger Agreement will have been consummated in accordance with the Merger Agreement.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in the manner contemplated by the Merger Agreement and the Registration Statement, will be validly issued, fully paid and nonassessable.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.”

Very truly yours,

/s/    Latham & Watkins LLP